Exhibit 99.1

2941 Fairview Park Drive
Suite 100
Falls Church, VA 22042-4513 www.generaldynamics.com	News

August 8, 2011

Contact: Rob Doolittle

Tel: 703 876 3199

rdoolittle@gd.com

General Dynamics Appoints Jason W. Aiken, Kimberly A. Kuryea to Key Finance Positions

FALLS CHURCH, Va. – General Dynamics (NYSE: GD) announced today that Jason W. Aiken will become the chief financial officer of Gulfstream Aerospace Corporation on September 1, reporting to Larry R. Flynn, president. Aiken, who is a vice president of the corporation, has been General Dynamics’ controller since 2010. Aiken will succeed Daniel G. Clare, who in July became president of Jet Aviation.

Kimberly A. Kuryea will succeed Aiken as controller on September 1. Kuryea has been chief financial officer of General Dynamics Advanced Information Systems since 2007. Kuryea will report to Hugh Redd, senior vice president and chief financial officer of General Dynamics. Kuryea was elected by the company’s board of directors to be a vice president of General Dynamics on August 3.

Gulfstream Aerospace Corp., Jet Aviation and Advanced Information Systems are subsidiaries of General Dynamics.

Aiken, 38, a CPA in the Commonwealth of Virginia, joined General Dynamics in June 2002 as a director of consolidation accounting. He became staff vice president of accounting in July 2006, and became a vice president and was appointed controller on April 1, 2010. Prior to joining General Dynamics, Aiken was an audit manager with Arthur Andersen LLP. Aiken holds a bachelor’s degree in business administration and accounting from Washington and Lee University, and a master’s of business administration from Northwestern University.

Kuryea, 44, came to General Dynamics as a director of financial planning in 2000. She became staff vice president of internal audit in March 2004, first reporting to the chief financial officer and then reporting to the corporation’s chairman and chief executive officer. Kuryea holds a bachelor’s degree in accounting from Georgetown University and a master’s of business administration from Duke University.

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Gulfstream Aerospace Corporation designs, develops, manufactures, markets, services and supports a comprehensive fleet of the world’s most technologically advanced business-jet aircraft. Gulfstream has produced more than 1,900 aircraft for customers around the world since 1958. Gulfstream also offers aircraft ownership services via Gulfstream Pre-Owned Aircraft Sales®. The company employs more than 10,000 people at 10 major locations. More information and photos of Gulfstream aircraft are available at www.gulfstream.com.

General Dynamics, headquartered in Falls Church, Virginia, employs approximately 88,000 people worldwide. The company is a market leader in business aviation; land and expeditionary combat systems, armaments and munitions; shipbuilding and marine systems; and information systems and technologies. More information about the company is available on the Internet at www.generaldynamics.com.

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